Exhibit 10.32

SALES AGENT AGREEMENT PREAMBLE This Agreement is designed to establish a relationship; whereby, NXC IMAGING can sell and service the QT IMAGING Breast Scanner 2000 Series (“Product”) in the territories outlined in Appendix A: * Sales of Products will not be exclusive; and * Service of Products sold by NXC IMAGING will be exclusive to NXC IMAGING and its subsidiaries. This Agreement establishes a sales commission structure in which QT IMAGING pays NXC IMAGING a sales commission on sales of the Product. The Professional Services provided by QT IMAGING will be established under a separate agreement. The commission to QT IMAGING for NXC IMAGING:s servicing revenue from its sales of the Product will be established under a separate agreement. This Agreement does not include any licenses to manufacture, any OEM arrangements for QT IMAGING to make scanners for NXC IMAGING or Canon Medical Systems USA, or any rights to QT IMAGINGs intellectual property (patents and proprietary software). AGREEMENT QT Imaging, Inc. (“QT IMAGING”), including its successor, and NXC Imaging (“NXC IMAGING”), a wholly owned Canon Medical Systems USA, Inc. (“CMSU”) subsidiary, (each individually a “Party” and collectively the “Parties”) hereby agree as follows: 1. APPOINTMENT. QT IMAGING hereby appoints NXC IMAGING, its subsidiaries and related companies, and NXC IMAGING hereby accepts such appointment, as QT IMAGING’s agent for the sale of the products and services specified in Exhibit A attached to this Agreement (“Products”) in the territory described in Exhibit B attached to this Agreement (“Territory”). NXC IMAGING agrees not to sell, directly or indirectly, any of the Products outside the Territory. A. Sales of products will not be exclusive; and B. Service of products sold by NXC IMAGING will be exclusive to NXC IMAGING and its subsidiaries. Page 1 of 15

2. CHANGE IN PRODUCTS AND TERRITORY. QT IMAGING will have the right to discontinue the sale and/or availability of any or all Products at any time, without liability of any kind to NXC IMAGING. QT IMAGING reserves the right to add Products to Exhibit “A.” QT IMAGING may not change the Territory assigned to NXC IMAGING under this Agreement during the term of this Agreement. QT IMAGING will endeavor to provide NXC IMAGING with as much written notice as is practical under the circumstances before adding Products. However, in no event will QT IMAGING be obligated to provide NXC IMAGING with more than thirty (30) days prior written notice. QT IMAGING may change the design of its Products at any time without notice to NXC IMAGING. QT IMAGING reserves the right to increase, decrease and otherwise determine pricing of its products at any time. QT IMAGING will provide NXC IMAGING a minimum of thirty (30) days prior written notice of any price change. Any unexpired quotations will be honored at their then current pricing. 3. FEES. A. QT IMAGING will pay NXC IMAGING a commission as specified in Exhibit C. The commission fee will be paid 30 days (in full) after QT IMAGING receives payment from the customer. For the avoidance of doubt, QT IMAGING may recognize revenue upon Product shipments regardless of when commissions are paid to NXC IMAGING. B. NXC IMAGING will not be entitled to any other fees or compensation for the services performed under this Agreement, except as set forth in Exhibit C. 4. TERM AND TERMINATION. A. Effective Date. This Agreement will be effective on the date it is fully executed and terminate on the third anniversary of such date. Thereafter, it will be automatically extended on a year-to-year basis provided unless a Party gives written notice to the other Party a minimum of ninety (90) days notice of its intention to terminate the Agreement. B. Termination for Cause. i. NXCIMAGING will have the right to terminate this Agreement for: a) QT IMAGING:s failure to pay commissions within 30-days (in full) after QT IMAGING receives payment from the customer. b) QTIMAGING breaches any obligations of this agreement and fails to cure such breach within thirty (30) days of written notice. ii. QT IMAGING will have the right to terminate this Agreement if: a) NXC IMAGING breaches any obligations of this agreement and fails to cure such breach within thirty (30) days of written notice of the Page 2 0f 15 breach. b) NXC IMAGING challenges, assists a third party in challenging or directly or indirectly aids another party in infringing QT IMAGING’s intellectual property rights. C. Termination Without Cause. i. Either party will have the right to terminate this agreement at any time, with or without cause, by providing a ninety (90) day written notice to the other party. 5. FORCE MAJEURE. A Party shall not be liable to the other Party for any delay or failure by such Party to perform its obligation under this Agreement if such delay or failure arises from any cause or causes beyond the reasonable control of such Party, including labor disputes, strikes, acts of God, floods, earthquakes, war, pandemics, or embargoes. To the extent that such delay or failure is due to circumstances beyond its reasonable control which could not reasonably have been avoided, provided that such Party promptly notifies the other Party of the circumstances and the consequences and likely duration and will take all reasonable steps to overcome such circumstances. 6. OBLIGATIONS UPON TERI ATION. A. Pending Orders. i. If a PO signed by a customer has occurred before the expiration or termination of this Agreement and billing has occurred cither before or after termination of this Agreement, NXC IMAGING will receive the full fee specified in Section 3 above. B. Return Of Literature. Upon termination or expiration of this Agreement, NXC IMAGING will return to QT IMAGING all literature pertaining to Products and will cease to use QT IMAGING’s trademarks or trade names in connection with NXC IMAGING’s continuing business. 7. SALES EFFORTS AND OBLIGATIONS. A. NXC IMAGING agrees during the term of this Agreement: i. Toutilize its best efforts to promote, on a full-time and year-round basis, the Products in the NXC Territory. ii. — Toact towards QT IMAGING conscientiously and in good faith and not to allow its interests to conflict with the duties that it owes to QT IMAGING under Page 3 of 15 this Agreement and the general law. iii. To comply with all reasonable and lawful instructions of QT IMAGING from time to time concerning the marketing and sale of the Products in the Territory, and generally to perform its obligations as agent in the best interests of QT IMAGING. To describe itself in all dealings with the Products and in all associated advertising and promotional material and at its premises (if any description is provided there) as “sales agent” or “selling agent” of QT IMAGING. Not, without QT IMAGING’s prior written consent, to make or give any representations, warranties or other promises concerning the Products beyond those contained in QT IMAGING’s standard terms and conditions of sale for the Products. Vi, On QT IMAGINGss instructions to provide Product quote to customer (using QT IMAGING contract papers). vii. To receive signed quote from customer and assist QT IMAGING in obtaining a purchase order from such customer. To invoice QT IMAGING for commission payments due to NXC IMAGING. NXC IMAGING will accept acceptance confirmation from QT IMAGING and calculation of commission due to it from QT IMAGING if the sale completes. To be responsible for installation, service and help desk. Xi. To not engage third-party sales agents for the Products without the prior written approval of QT IMAGING following mutual discussion among the Parties. Xii. To manage all support issues directly with customer. B. QT IMAGING agrees during the term of this Agreement: To provide adequate product and service training to NXC IMAGING and its employees. To be responsible for sales support. QT IMAGING shall send order acceptance confirmations to NXC IMAGING and a commission calculation for all such confirmations. QT IMAGING will pay commission (in full) to NXC IMAGING within 30 days after receiving payment from the customer (provided that such obligation shall not prevent QT IMAGING from recognizing revenue upon Product shipments). Page 4 of 15

v. To provide quarterly project performance reports for the Products for NXC IMAGING related deals to NXC’s point of contact. vi. To provide monthly sales payment receipt reports to NXC Imaging. CONFIDENTIALITY. A. Scope of Confidential Information. From time to time, QT IMAGING (as the “Disclosing Party”) may disclose or make available to NXC IMAGING (as the “Receiving Party”) information about its business affairs, goods and services, forecasts, confidential information, and materials comprising or relating to intellectual, trade secrets, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Agreement, whether orally or in written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure: l is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 8(A) by the Receiving Party or any of its Representatives; ii. is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; i. was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; iv. was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or v. is required to be disclosed pursuant to an applicable law. B. Protection of Confidential Information. The Receiving Party shall, for three (3) years from receipt of such Confidential Information: i protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; ii. not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and Page 5 of 15

TA not disclose any such Confidential Information to any Person, except to the Receiving Party’s representatives who need to know the Confidential Information to assist the Receiving Party, or act on its bchalf, to exercise its rights or perform its obligations under this Agreement. The Receiving Party shall be responsible for any breach of this Section 8 caused by any of its agents or representatives. On the expiration or earlier termination of this Agreement or at any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its agents and representatives shall promptly return or destroy all Confidential Information and copies thereof that it has received under this Agreement. 9. PRODUCT LIABILITY AND RECALLS. A. Adverse Event Reporting. Each party shall inform the other party, by telephone or facsimile, within forty-eight (48) hours after a party concludes that use ofor errors in any Product may threaten human safety or life, describing in reasonable detail the facts giving rise to such perceived threat. Unless otherwise required by applicable local laws, each party shall advise the other party of any such threat prior to making any report or filing with the U.S. Food and Drug Administration (*FDA”) or any comparable regulatory body in other countries. B. Product Recall; Corrective Action. If NXC IMAGING believes that a corrective action with respect to any Product is desirable or required by law, or if the FDA or any other any governmental agency having jurisdiction shall request or order any corrective action with respect to such Product, including any recall, customer notice, restriction, change, corrective action, market action or Product correction, NXC IMAGING shall promptly notify QT IMAGING. NXC IMAGING shall comply with all reasonable corrective action at QT IMAGING’s expense. To the extent NXC IMAGING suffers any damages as a result of a product recall or other correct action, QT IMAGING shall indemnify NXC IMAGING for any reasonable damages or injury NXC IMAGING suffers. 10. INTELLECTUAL PROPERTY, TRADEMARKS, AND TRADE NAMES. NXC IMAGING acknowledges and agrees that any and all of QT IMAGINGss intellectual property rights are the sole and exclusive property of QT IMAGING or its licensors. NXC IMAGING further acknowledges that it has no right to the trademarks or trade names owned, used, or claimed now or in the future by QT IMAGING or in the applicable trademarks or trade names used on or affixed to any QT IMAGING Products. However, NXC IMAGING may refer to QT IMAGING’s trademarks or trade names in promoting the sale of Products, as long as such promotion is consistent with QT IMAGINGss rules and policies governing the use of any such trademarks or trade names. NXC IMAGING agrees that it shall not, and shall cause its affiliates not to, directly or indirectly, reverse engineer or aid or assist in the reverse engineering of any Product or any part or component thereof, including but not limited to hardware, software or firmware. Page 6 of 15

11. INDEMNIFICATION. A. Both Parties shall indemnify, hold harmless, and defend the other Party and its officers, directors, managers, sharcholders, members, partners, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorney fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, relating to, arising out of or resulting from any third-party claim alleging: i. material breach or non-fulfillment of any material representation, warranty, or covenant of this Agreement by Indemnifying Party or Indemnifying Party’s agents or representatives. ii. — any negligent or more culpable act or omission of Indemnifying Party or its agents or representatives (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement. iii. — any bodily injury, death of any person or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Indemnifying Party or its agents or representatives. B. Further, QT IMAGING agrees to defend and hold harmless NXC IMAGING for any third-party claims alleging injury or damage due to QT IMAGING’s Products, including IP and cybersecurity claims. 12. LIMITATION OF LIABILITY. OTHER THAN INDMENIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS, NEITHER PARTY TO THIS AGREEMENT WILL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES OR ECONOMIC LOSS ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, EVEN IF SUCH PARTY IS APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. 13. NOTICE. All notices required or desired to be given under this Agreement must be in writing and must be delivered in person, by email, by overnight mail, or by first-class mail, postage prepaid, to the headquarter offices of the parties. Notice will be deemed effective upon delivery if in person; upon receipt if sent by email or, if mailed by first-class mail or overnight mail, and upon receipt if sent by email. All notices required or desired to be given under this Agreement must be sent to: Page 7 of 15

Ifto NXC IMAGING: Ifto QT IMAGING: 1325 Quincy St. NE Three Hamilton Landing — Suite 160 Minneapolis, MN, 55413 Novato, CA, 94949 Attention: Jon Stoa Attention: John C. Klock, M.D. cc: Mikie Price 14. ASSIGNMENT. Neither party to this Agreement may assign or subcontract any of its obligations or interests in this Agreement without the prior written consent of the other Party. 15. SUB-SALES AGENTS. NXC IMAGING may engage additional sales agents to promote and install the Products at any time during the term of this Agreement. QT IMAGING agrees that during the term of this Agreement and for one additional year, QT IMAGING will not solicit any of NXC IMAGING’s sales agents for the purpose of selling any of QT IMAGING’s Products. Further, QT IMAGING agrees that all communications with NXC’s sales agents will be through NXC IMAGING. 16. INDEPENDENT CONTRACTORS. NXC IMAGING and QT IMAGING are independent contractors with respect to each other and neither will represent itself as having any power to bind the other or to assume or to create any obligation or responsibility, express or implied, on behalf of the other Party to this Agreement. This Agreement will not be construed as constituting NXC IMAGING and QT IMAGING as partners, or to create any other form of legal association or arrangement that would impose liability upon one Party for the acts or omissions of any other Party. 17. PXCOMPLIANCE WITH LAWS, REGULATIONS, AND CODE OF CONDUCT. A. Anti-Corruption and Anti-Bribery Obligations. Parties shall not, and shall ensure that its employees and agents shall not, offer, give or agree to give any person, or accept or agree to accept from any person, whether for itselfor on behalf of another, any gift, payment, consideration, financial or non-financial advantage or benefit of any kind, including in its interactions with health care professionals (pursuant to the MITA Code of Ethics), which constitutes an illegal or corrupt practice under the laws of any country, either directly or indirectly in connection with this Agreement, or otherwise in connection with this Agreement (the “Anti-Corruption Obligation”). Both Parties shall immediately disclose in writing to the other Party details of any breach of the Anti-Corruption Obligation. This is an ongoing obligation. NXC IMAGING shall 1) always maintain strict Page 8 of 15 compliance with the Anti-Corruption Obligation; 2) monitor its employees, agents and sub- contractors who are acting for or on behalf of the Parties to ensure compliance with the Anti-Corruption Obligation; and 3) make clear, in all of its dealings, that it is required by both Parties to act, and is acting, in accordance with the Anti-Corruption Obligation. B. Export Controls. This Agreement involves products and/or technical data that may be controlled under the United States Export Administration Regulations, and may be subject to the approval of the United States Department of Commerce prior to export. QT IMAGING is prohibited from selling the Products to any customer with the intent that the same be exported from the United States. C. Notification of Customer Complaints. Each Party agrees that it will notify the other Party of all customer complaints in accordance with the regulations of the Food and Drug Administration as well as the FDA requirements for Medical Device Reporting (“MDR”). 18. DISPUTE RESOLUTION. All disputes between QT IMAGING and NXC IMAGING arising out of this Agreement or any modification of it will be resolved through arbitration, in accordance with the rules of the American Arbitration Association and the laws of the State of California in the county where the non-complaining party has its primary business operations. The arbitration proceedings will be conducted before one neutral arbitrator if the amount in controversy is equal to or less than $250,000 and before a panel of three neutral arbitrators if in excess of such amount. All arbitrators will be lawyers or judges selected from lists provided by the American Arbitration Association. The decision of the arbitrators will be final and may be enforced in any court having jurisdiction over the parties. The cost of arbitration will be shared equally by the Parties. However, each party shall pay for its own attorney’s fees, expert fees and other costs. The Parties hereby waive any right that they may have to seek punitive damages against the other, whether such right arises under contract laws, torts, product liability, or other laws. 19. PRESS RELEASE AND PUBLICITY. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Sales Agent Agreement without the prior written approval of the other Party. 20. CONFLICT. NXC IMAGING represents that it is not a party to any other agreement, nor is it otherwise subject to any restraint or conflict, which would interfere with its right and ability to perform its obligations under this Agreement. Page 9 of 15

21. COMPLETE AGREEMENT; AMENDMENT. This Agreement, including all Exhibits attached to it, constitutes the entire agreement of the Parties with respect to its subject matter. No provision of this Agreement may be modified or amended, except in writing signed by authorized representatives of both Parties. NXC IMAGING QT IMAGING, INC. 9.9» Soz By: Jon Stoa By: Dr. John C. Klock, M.D. General Manager CEO and Chief Medical Officer . May 31,2023 “ May 31, 2023 Date Dat CANON MEDICAL SYSTEMS USA, INC. Satrajit Misre Satrajit Misra (May31, 2023 10:28 PDT) By: Satrajit Misra SVP, Chief Sales and Mktg. Officer Date: May 31,2023 Page 10 of 15

LIST OF EXHIBITS Exhibit A Products Exhibit B Territory Exhibit C Fees Structure and Definitions Exhibit D Phased Roadmap to Commercialization

EXHIBITA PRODUCTS All QT IMAGING breast imaging products, related software and accessories, including the QT Viewer. NXC IMAGING has exclusive rights to service QT IMAGING products that are sold by NXC IMAGING.

EXHIBIT B

TERRITORY

[***]

EXHIBIT C FEES STRUCTURE and DEFINITIONS ProWducts: All Products specified in Exhibit A. Compmmission to NXC IMAGING: [***]% of Net Price where “Net Price” means the price actually charged to the customer under a purchase order less any value added or other sales tax thereon included in the price and any installation, transport, haulage or insurance charges included in the price. Professional Services provided by QT IMAGING (Fee structure will be agreed upon in Phase 1): Field service support Engineering support Radiologist/Reader support Training Page 14 of 15

EXHIBIT D

PHASED ROADMAP TO COMMERCIALIZATION

1. Phase 1: Pilot phase (up to 4 Scanners)
    a. QT IMAGING assumes that these scanners will be purchased by Canon under a "Pilot Project Plan Agreement," and will not be subject to the Sales Agent Agreement commission structure.
    b. Clinical Validation (2-3 scanners)
        i. Deploy 2-3 scanners to mutually agreed upon sites.
        ii. QT IMAGING will provide installation, training, and service (including spare parts) for the duration of the pilot phase.
        iii. Duration of each deployment is expected to be 3-6 months.
    c. Demo scanner for trade shows.

2. Phase 2: Limited deployment of the initial scanners sold by NXC IMAGING (first 6-12 units)
    a. NXC IMAING identifies the sites and leads the sales efforts.
    b. NXC IMAGING and QT IMAGING jointly provide installation, training, and service activities for the first 12 months, then all activities will be transferred to NXC IMAGING.
    c. QT IMAGING provides spare parts during this phase.

3. Phase 3: Full commercialization of the breast scanner
    a. NXC IMAGING identifies the sites and leads the sales efforts.
    b. NXC IMAGING provides installation and service activities.
    c. QT IMAGING provides engineering, training, and service as backup.
    d. QT IMAGING or NXC IMAGING provides spare parts during this phase.

Page 15 of 15